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                       ERP OPERATING LIMITED PARTNERSHIP
                       (an Illinois limited partnership)
                       7 1/8% Notes due October 15, 2017

                                TERMS AGREEMENT
                                ---------------

                                                         Dated:  October 3, 1997

To:  ERP Operating Limited Partnership
     Two North Riverside Plaza
     Chicago, Illinois 60606

Attention:

Ladies and Gentlemen:

     We understand that ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), proposes to issue and sell $150,000,000 aggregate principal amount of its 71/8% Notes due October 15, 2017 (the "Notes") (such Notes being hereinafter also referred to as the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Merrill Lynch, Pierce, Fenner & Smith Incorporated offers to purchase $150,000,000 aggregate principal amount of the Underwritten Securities, to the extent any are purchased.

          The Underwritten Securities shall have the following terms:
                       7 1/8% Notes due October 15, 2017

Title of Securities:  7 1/8% Notes due October 15, 2017 ("Notes").

Currency:  U.S. Dollars.

Principal amount to be issued:  $150,000,000.

Current ratings: Moody's Investors Service, Inc. A3; Standard & Poor's Corporation BBB+; Duff & Phelps BBB+

Interest rate or formula:  7.125%.

Interest Payment Dates: October 15 and April 15 of each year, beginning on April 15, 1998.

Stated Maturity Date:  October 15, 2017.

Redemption or repayment provisions: ERP may redeem the Underwritten Securities at any time as set forth below.

Delayed Delivery Contracts:  Not authorized.

Initial public offering price: 99.135% plus accrued interest, if any, from October 8, 1997.

Purchase price:  98.260% payable in same day funds.

Additional co-managers, if any:  None

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Other terms:  ERP is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of ERP.

Closing date and location: October 8, 1997, Rosenberg & Liebentritt, P.C., Two North Riverside Plaza, Suite 1600, Chicago, Illinois 60606

     All the provisions contained in the document attached as Annex A hereto entitled "ERP Operating Limited Partnership--Debt Securities--Purchase Agreement" (the "Purchase Agreement"), dated December 13, 1994 are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. In addition, the amendments to the Purchase Agreement set forth in the Terms Agreement dated August 8, 1996, between ERP, Equity Residential Properties Trust and the underwriters named therein, are incorporated herein by reference to the same extent as if such provisions had been set forth in full herein. Terms defined in the Purchase Agreement are used herein as therein defined unless otherwise indicated.

Optional Redemption.
-------------------

     ERP may redeem the Underwritten Securities, at any time, in whole or from time to time in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Underwritten Securities (the "Redemption Price"). Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Underwritten Securities held by such person to be redeemed.

Definitions.  As used herein,
-----------

"Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Underwritten Securities, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest

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would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Underwritten Securities being redeemed or paid.

"Reinvestment Rate" means .25% (one-fourth of one percent) plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by ERP.

"Subsidiary" means a corporation, a limited liability company or a partnership a majority of the outstanding voting stock, limited liability company interests or partnership interests, as the case may be, of which is owned, directly or indirectly, by ERP or by one or more other Subsidiaries of ERP. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of ERP and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

"Unsecured Debt" means Debt of ERP or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the Properties.

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Please accept this offer no later than 11:00 a.m.. (New York City time) on
October 3, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                        Very truly yours


                                        MERRILL LYNCH, PIERCE, FENNER
                                          & SMITH INCORPORATED



                                        By:  /s/ Michael Berman
                                             ---------------------------
                                             Name:   Michael Berman
                                             Title:  Director



Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:  EQUITY RESIDENTIAL PROPERTIES TRUST,
     not individually but as General Partner

        By:  /s/ David J. Neithercut
             -----------------------------------
             Name:   David J. Neithercut
             Title:  Executive Vice President
                     and Chief Financial Officer